Filed Pursuant to Rule 433

Registration No. 333-189696

FINAL TERM SHEET

Issuer:	Potash Corporation of Saskatchewan Inc.

Title of Securities:	3.625% Notes due March 15, 2024

Expected Ratings:	A3 / A-

Format:	SEC Registered – Registration Statement No. 333-189696

Ranking:	Senior Unsecured

Principal Amount:	$750,000,000

Expected Settlement Date:	March 7, 2014

Trade Date:	March 4, 2014

Maturity Date:	March 15, 2024

Interest Payment Dates:	March 15 and September 15 of each year

First Payment Date:	September 15, 2014

Benchmark Treasury:	2.750% due February 15, 2024

Benchmark Treasury Price:	100-19

Benchmark Treasury Yield:	2.682%

Spread to Benchmark Treasury:	T + 105 basis points

Reoffer Yield:	3.732%

Coupon:	3.625% payable semi-annually

Price to Public:	99.111%

Day Count:	30/360

Minimum Denominations:	$2,000 x $1,000

Optional Redemption:	At any time prior to December 15, 2023, the Notes will be redeemable, in whole or in part, at the option of the Company at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on the redemption date (not including any portion of interest accrued to the redemption date) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 15 basis points, plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to the date of redemption, as more fully described in the Company’s final prospectus supplement, dated March 4, 2014 (the “Final Prospectus Supplement”). At any time on or after December 15, 2023, the Notes will be redeemable, in whole or in part, at the option of the Company at any time and from time to time at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to the date of redemption, as more fully described in the Final Prospectus Supplement.

CUSIP Number / ISIN Number:	73755L AL1 / US73755LAL18

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC
Co-Managers:

BMO Capital Markets Corp.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

CIBC World Markets Corp.

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

RABO SECURITIES USA, INC.

TD Securities (USA) LLC

Goldman, Sachs & Co.

Credit Agricole Securities (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Comerica Securities, Inc.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a Registration Statement on Form S-3 (including a base prospectus dated June 28, 2013, as supplemented by a preliminary prospectus supplement, dated March 4, 2014, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and any document incorporated by reference in the Prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or UBS Securities LLC toll-free at 1-877-827-6444 (extension 561 3884).

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.